UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2014

New Colombia Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-51274	43-2033337
(Commission File Number)	(IRS Employer Identification No.)

251 174th Street #816, Sunny Isles Beach, Florida 33160
(Address of principal executive offices) (Zip Code)

(410) 236-8200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

See Item 3.02 below.

Item 3.02 Unregistered Sales of Equity Securities

On October 21, 2014, the Company entered into a $220,000 Option Agreement with Earth Mineral Resources, Inc. The $220,000 of options are exercisable at a price of $0.006 per share, for a total potential issuance of 36,666,667 common shares if all options are exercised. The options are exercisable until February 28, 2015. On August 18, 2014, $20,000 of the options were assigned to a non-affiliated third party and exercised, resulting in an issuance of 3,333,334 common shares. On October 22, 2014, $36,000 of the options were assigned to a non-affiliated third party and exercised, resulting in an issuance of 6,000,000 common shares. On October 22, 2014, $27,000 of the options were assigned to a non-affiliated third party and exercised, resulting in an issuance of 4,500,000 common shares. $137,000 of the options are unexercised, which could result in the issuance of an additional 22,833,334 common shares if all remaining options are exercised.

On October 21, 2014, the Company entered into a $250,000 Option Agreement with Earth Mineral Resources, Inc. The $250,000 of options are exercisable at a price of $0.01 per share, for a total potential issuance of 25,000,000 common shares if all options are exercised. The options are exercisable until March 31, 2015. On October 22, 2014, $50,000 of the options were assigned to a non-affiliated third party and exercised, resulting in an issuance of 5,000,000 common shares. $200,000 of the options are unexercised, which could result in the issuance of an additional 20,000,000 common shares if all remaining options are exercised.

On October 21, 2014, the Company entered into a $200,000 Option Agreement with China US Yan Xing Investment, Inc. The $200,000 of options are exercisable at a price of $0.025 per share, for a total potential issuance of 8,000,000 common shares. The options are exercisable from January 10, 2015 through June 30, 2015. As of the date of this filing, none of the options have been exercised.

On October 21, 2014, the Company entered into a $300,000 Option Agreement with China US Yan Xing Investment, Inc. The $300,000 of options are exercisable at a price of $0.05 per share, for a total potential issuance of 6,000,000 common shares. The options are exercisable from January 10, 2015 through December 31, 2015. As of the date of this filing, none of the options have been exercised

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Colombia Resources, Inc.

Dated: November 12, 2014

By:

/s/ John Campo

John Campo

President

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